                                   EXHIBIT 11

                          NANOPIERCE TECHNOLOGIES, INC.
                        COMPUTATION OF NET LOSS PER SHARE

                                     Three Months Ended           Six Months Ended
                                         December 31                December 31
                                ---------------------------  --------------------------
                                    2001           2000          2001          2000
                                -------------  ------------  ------------  ------------

Net loss                        $( 1,344,801)  ( 1,133,628)  ( 2,341,121)  ( 1,823,187)
                                =============  ============  ============  ============

Weighted average number of
  common shares outstanding       55,710,198    46,812,076    55,714,507    41,314,355

Common equivalent shares
  representing shares issuable
  upon exercise of outstanding
  options and warrants                     -             -             -             -
                                -------------  ------------  ------------  ------------

                                  55,710,198    46,812,076    55,714,507    41,314,355
                                =============  ============  ============  ============

Basic and diluted loss per
  share:

    Loss from continuing
      operations                $ (      .02)   (      .01)   (      .04)   (      .03)

    Extraordinary loss                     -    (      .01)            -    (      .01)
                                -------------  ------------  ------------  ------------

      Net loss                  $ (      .02)   (      .02)   (      .04)   (      .04)
                                =============  ============  ============  ============


Stock options and warrants are not considered in the calculations as the impact of the potential common shares (9,642,661 shares at December 31, 2001 and 15,578,426 shares at December 31, 2000) would be to decrease net loss per share. The potential common shares at December 31, 2001 do not include any additional shares that may be due under the financing agreement which is the subject of a suit described in the notes to the condensed financial statements.


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